[Tagalder Letterhead]



                                  March 1, 2001


Via  Facsimile  (202)  942-9528
-------------------------------
and  Edgar
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Ms.  Jennifer  Bowes
Mr.  Barry  Stem
U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
Mail  Stop  4-5
450  Fifth  Street,  N.W.
Washington,  D.C.  20549-0408

     RE:     TAGALDER  (2000)  INC.  (THE  "COMPANY")
     REGISTRATION  STATEMENT  ON  FORM  20-F
     FILE  NO.:  0-32907

Ladies  and  Gentlemen:

     Pursuant to your telephone conversation with our legal counsel today, and as a result of the substantive nature of certain of your comments, the Company has elected to withdraw its Registration Statement on Form 20-F until further notice.

     Thank  you  for  your  time  and  attention  to  this  matter.


                                              Very  truly  yours,


                                              /s/ L. Murray Eades
                                              L.  Murray  Eades
                                              Chairman  of  the  Board


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